CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS RECORD FIRST QUARTER RESULTS
Company Reports Growth in Sales of 9% and Income(1) of 11% for the Quarter
Company Reaffirms 2014 Guidance
BLOOMFIELD HILLS, Michigan, April 29, 2014 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2014. The Company reported record first quarter net sales of $367.7 million, an increase of 8.9% compared to first quarter 2013. The Company reported first quarter 2014 net income attributable to TriMas Corporation of $18.6 million, or $0.41 per diluted share, as compared to income of $13.2 million, or $0.33 per diluted share, during first quarter 2013. Excluding Special Items(1), first quarter 2014 diluted earnings per share would have been $0.43, as compared to $0.44 in first quarter 2013, while absorbing 13.6% higher weighted average shares outstanding in first quarter 2014 as compared to first quarter 2013.

TriMas Highlights

•
Reported record first quarter net sales of $367.7 million, an increase of 8.9% as compared to first quarter 2013, due to results from bolt-on acquisitions and the successful execution of numerous growth initiatives.

•	Improved net income attributable to TriMas Corporation(1) by 10.7%, excluding the impact of Special Items, compared to first quarter 2013.

•
Continued initiatives to expand operating profit margins with a 30 basis point improvement, after Special Items(1), in first quarter 2014 as compared to first quarter 2013, while investing in the many recent acquisitions completed in 2013 and absorbing the lower margin rates associated with these acquisitions. The Company will continue to improve margins through a variety of initiatives.

•
Acquired the remaining 30% interest of Arminak & Associates, a leader in the design, manufacture and supply of foamers, lotion pumps, fine mist sprayers and other packaging solutions for the cosmetic, personal care, beauty aids and household product markets.

•
Reduced interest expense by more than 30% as compared to first quarter 2013. In October 2013, the Company entered into new senior secured credit facilities, which reduced interest rates, extended maturities and increased available liquidity. Also in April 2014, the Company amended its $105.0 million accounts receivable facility to lower rates and extend the maturity until October 2018.

•	Continued to invest in a lean and flexible manufacturing footprint to optimize manufacturing costs long-term, add needed capacity, enhance customer service and support future growth.

"We are off to a good start in 2014 as our team is focused on the many growth and margin improvement programs in each of our businesses and headquarters," said David Wathen, TriMas President and Chief Executive Officer. "These initiatives contributed positively to our quarter, and will also position TriMas for continued sales and earnings growth, driving additional shareholder value into the future. During the quarter, we achieved 8.9% sales growth, despite the challenges we continued to face in our energy end markets, and the reduction of sales resulting from our third quarter 2013 divestiture of the Italian rings and levers business. We also improved our operating profit and related margin percentage, which was partially offset by a higher tax rate and higher weighted average shares outstanding in first quarter 2014 as compared to a year ago."
"We continue to identify the bright spots and leverage our recent bolt-on acquisitions. We also secured new business in Asia for our packaging business, continued to ramp-up new products in our aerospace business, increased volumes at our energy branches in Asia and continued to leverage Cequent's global platform. We remain committed to increasing margins across all of our businesses, growing faster in our higher margin businesses, exiting and reducing some lower margin business, and implementing productivity and lean programs throughout the organization," Wathen continued.

"Looking forward, we remain committed to TriMas' ability to attain our strategic aspirations, while continuing our intense efforts to increase earnings, operating margins and cash flow. Based on our first quarter results, we continue to estimate 2014 top-line growth of 6% to 8% as compared to 2013. We expect full-year 2014 diluted earnings per share to range between $2.15 and $2.25 per share, taking into account the uncertainty in our energy end markets and a higher effective tax rate, as well as more than 9% higher weighted average shares outstanding expected for 2014 as compared to 2013. We continue to be confident in our ability to grow the top-line faster than the economy, improve our margins and generate strong cash flow - to deliver increased returns on capital,” Wathen concluded.
First Quarter Financial Results

•
TriMas reported record first quarter net sales of $367.7 million, an increase of 8.9% as compared to $337.8 million in first quarter 2013. During first quarter, net sales increased in four of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, as well as geographic expansion, new customer wins and strength in certain end markets as compared to first quarter 2013. These sales increases were partially offset by approximately $3.6 million of unfavorable currency exchange.

•
The Company reported operating profit of $32.6 million in first quarter 2014, an increase of 37.3% as compared to first quarter 2013. Excluding Special Items(1) related to the facility consolidation and relocation projects within Cequent Americas in both years, first quarter 2014 operating profit would have been $33.6 million, an increase of 13.5% as compared to $29.6 million during first quarter 2013. First quarter 2014 operating profit margin percentage, excluding Special Items, improved due to productivity and cost reduction initiatives primarily in the Packaging and Engineered Components segments, partially offset by a less favorable product sales mix related to recent acquisitions, which have lower initial margins. The Company continued to generate significant savings from capital investments, productivity projects and lean initiatives, which contributed to the funding of growth initiatives.

•
Excluding noncontrolling interests related to Arminak & Associates, first quarter 2014 net income attributable to TriMas Corporation was $18.6 million, or $0.41 per diluted share, compared to net income attributable to TriMas Corporation of $13.2 million, or $0.33 per diluted share, during first quarter 2013. Excluding Special Items(1), first quarter 2014 net income attributable to TriMas Corporation would have been $19.2 million, an improvement of 10.7%, and diluted earnings per share would have been $0.43, as compared to $0.44 in first quarter 2013, primarily due to higher operating profit and lower interest expense which was more than offset by significantly higher income tax expense and 13.6% higher weighted average shares outstanding in first quarter 2014 as compared to first quarter 2013.

•
The Company reported a Free Cash Flow use (defined as Cash Flow from Operating Activities less Capital Expenditures) of $33.7 million for first quarter 2014, compared to a use of $51.9 million in first quarter 2013. The Company expects to generate between $55 million and $65 million in Free Cash Flow for 2014, while continuing to invest in capital expenditures, working capital investments in acquisitions and future growth and productivity programs.

•
Through March 31, 2014, the Company invested $9.0 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and used $51.0 million to acquire the remaining interest of Arminak & Associates in the Packaging reportable segment.

Financial Position
TriMas reported total indebtedness of $398.2 million as of March 31, 2014, as compared to $305.7 million as of December 31, 2013. TriMas ended first quarter 2014 with $352.4 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results(2)
Packaging
Net sales for first quarter increased 9.5% compared to the year ago period primarily due to increases in specialty systems product sales resulting from additional demand from North American and European dispensing customers, as well as customer opportunities in Asia. Excluding the impact of the loss of sales related to the third quarter 2013 divestiture of the Italian rings and levers business, industrial closures sales improved due to increased demand in Europe. Operating profit and the related margin percentage for the quarter increased primarily due to higher sales levels, a more favorable product sales mix, savings from ongoing productivity and automation initiatives, and continued margin expansion of past acquisitions. During the quarter, the Company also acquired the remaining 30% interest in Arminak & Associates. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.
Energy
First quarter net sales decreased 3.9% compared to the year ago period primarily due to the significant slow down and postponement of turnaround activity and maintenance spend in the North American refining and petrochemical end markets, partially offset by sales related to acquisitions. First quarter operating profit and the related margin percentage decreased, as manufacturing productivity was more than offset by the impact of weaker refinery shutdown activity, which resulted in a less favorable product mix shift towards standard gaskets and bolts, and higher selling, general and administrative expenses in support of our recent acquisitions. On a sequential basis, sales, operating profit and the related margin percentage improved in the first quarter of 2014 as compared to the fourth quarter of 2013. The Company continues to optimize its sales and service branch network in support of its global customers, while focusing on improving margins.
Aerospace & Defense
Net sales for the first quarter increased 40.9% compared to the year ago period primarily due to the results of the acquisitions of Mac Fasteners in October 2013 and Martinic Engineering in January 2013, improved demand for blind bolts and one-sided installation products resulting from new programs with airplane frame manufacturers and the recent introduction of new collar products. First quarter operating profit increased, while the related margin percentage decreased slightly, as the increase in operating profit resulting from higher sales levels was impacted by a less favorable product sales mix within the product lines and lower profit margins associated with the recent acquisitions. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications and leveraging bolt-on acquisitions, as well as continuing to manage existing defense contracts.
Engineered Components
First quarter net sales increased 19.8% compared to the year ago period primarily due to a large order for compressor packages by a significant customer and an increase in industrial cylinder sales related to the asset acquisition from Worthington in November 2013. First quarter operating profit and the related margin percentage increased compared to the prior year period primarily due to the increased sales levels, with margin improvement resulting from continued productivity and cost reduction initiatives as well as the operating leverage from relatively flat selling, general and administrative expense spending. The Company continues to develop new products and expand its international sales efforts.
Cequent APEA
Net sales for first quarter increased 23.0% compared to the year ago period primarily due to the April 2013 acquisition of C.P. Witter and the July 2013 acquisition of the towing assets of AL-KO, partially offset by the negative impact of currency exchange. First quarter operating profit and the related margin percentage decreased primarily as the sales impact related to recent acquisitions, was more than offset by the incremental ongoing selling, general and administrative expenses and integration costs. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.
Cequent Americas
Net sales for first quarter were relatively flat compared to the year ago period, as increased sales within the retail channel were offset by a decrease in sales in the aftermarket channel related to higher than normal sales levels in the first quarter of 2013 as customers built safety stock in anticipation of the move of production to lower cost country facilities. First quarter operating profit and the related margin percentage were relatively flat compared to the prior year period, as savings generated from the manufacturing move to Mexico were offset by incremental expenses related to inefficiencies and changing the distribution footprint in connection with the move completion, and higher selling, general and administrative expenses in support of growth initiatives. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.
2014 Outlook
The Company reaffirmed its 2014 outlook previously provided on February 20, 2014. The Company estimates that 2014 sales will increase 6% to 8% as compared to 2013. The Company expects full-year 2014 diluted earnings per share to be between $2.15 and $2.25 per share, while absorbing approximately 9% higher weighted average shares outstanding for 2014 as compared to 2013 and excluding any future events that may be considered Special Items. In addition, the Company expects 2014 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $55 million and $65 million.

Conference Call Information
TriMas Corporation will host its first quarter 2014 earnings conference call today, Tuesday, April 29, 2014, at 10:00 a.m. ET. The call-in number is (888) 417-8516. Participants should request to be connected to the TriMas Corporation first quarter 2014 earnings conference call (Conference ID #6663958). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #6663958) beginning April 29, 2014 at 3:00 p.m. ET through May 6, 2014 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$31,820	$27,000
Receivables, net	226,380	180,210
Inventories	269,900	270,690
Deferred income taxes	18,340	18,340
Prepaid expenses and other current assets	19,780	18,770
Total current assets	566,220	515,010
Property and equipment, net	208,360	206,150
Goodwill	310,700	309,660
Other intangibles, net	214,760	219,530
Other assets	48,910	50,430
Total assets	$1,348,950	$1,300,780
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$14,000	$10,290
Accounts payable	159,460	166,090
Accrued liabilities	80,240	85,130
Total current liabilities	253,700	261,510
Long-term debt	384,190	295,450
Deferred income taxes	53,920	64,940
Other long-term liabilities	102,270	99,990
Total liabilities	794,080	721,890
Redeemable noncontrolling interests	—	29,480
Total shareholders' equity	554,870	549,410
Total liabilities and shareholders' equity	$1,348,950	$1,300,780

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2014	2013
Net sales	$367,740	$337,780
Cost of sales	(271,160)	(254,380)
Gross profit	96,580	83,400
Selling, general and administrative expenses	(63,990)	(59,660)
Operating profit	32,590	23,740
Other expense, net:
Interest expense	(3,470)	(5,210)
Other expense, net	(1,020)	(2,230)
Other expense, net	(4,490)	(7,440)
Income before income tax expense	28,100	16,300
Income tax expense	(8,720)	(2,260)
Net income	19,380	14,040
Less: Net income attributable to noncontrolling interests	810	860
Net income attributable to TriMas Corporation	$18,570	$13,180
Basic earnings per share attributable to TriMas Corporation:
Net income per share	$0.41	$0.34
Weighted average common shares—basic	44,768,594	39,234,780
Diluted earnings per share attributable to TriMas Corporation:
Net income per share	$0.41	$0.33
Weighted average common shares—diluted	45,186,114	39,790,524

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$19,380	$14,040
Adjustments to reconcile net income to net cash used for operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	70	10
Depreciation	8,030	7,050
Amortization of intangible assets	5,480	5,080
Amortization of debt issue costs	480	440
Deferred income taxes	(2,820)	(1,640)
Non-cash compensation expense	2,280	2,680
Excess tax benefits from stock based compensation	(760)	(910)
Increase in receivables	(44,960)	(38,280)
(Increase) decrease in inventories	1,800	(3,690)
(Increase) decrease in prepaid expenses and other assets	100	(3,560)
Decrease in accounts payable and accrued liabilities	(13,910)	(18,710)
Other, net	160	(440)
Net cash used for operating activities, net of acquisition impact	(24,670)	(37,930)
Cash Flows from Investing Activities:
Capital expenditures	(9,030)	(13,950)
Acquisition of businesses, net of cash acquired	—	(28,230)
Net proceeds from disposition of assets	240	520
Net cash used for investing activities	(8,790)	(41,660)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	46,750	54,110
Repayments of borrowings on term loan facilities	(46,340)	(48,840)
Proceeds from borrowings on revolving credit and accounts receivable facilities	331,120	268,800
Repayments of borrowings on revolving credit and accounts receivable facilities	(239,900)	(190,800)
Distributions to noncontrolling interests	(580)	(550)
Payment for noncontrolling interests	(51,000)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,670)	(3,530)
Proceeds from exercise of stock options	140	170
Excess tax benefits from stock based compensation	760	910
Net cash provided by financing activities	38,280	80,270
Cash and Cash Equivalents:
Increase for the period	4,820	680
At beginning of period	27,000	20,580
At end of period	$31,820	$21,260
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,010	$3,900
Cash paid for taxes	$2,660	$7,280

TriMas Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2014	2013
Packaging
Net sales	$81,430	$74,350
Operating profit	$18,360	$14,630

Energy
Net sales	$52,780	$54,920
Operating profit	$2,600	$5,870

Aerospace & Defense
Net sales	$29,540	$20,970
Operating profit	$5,180	$3,750

Engineered Components
Net sales	$55,430	$46,270
Operating profit	$7,880	$5,700

Cequent APEA
Net sales	$39,470	$32,090
Operating profit	$2,500	$3,180

Cequent Americas
Net sales	$109,090	$109,180
Operating profit	$5,710	$700
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$980	$5,830
Excluding Special Items, operating profit would have been	$6,690	$6,530

Corporate Expenses
Operating loss	$(9,640)	$(10,090)

Total Company
Net sales	$367,740	$337,780
Operating profit	$32,590	$23,740
Total Special Items to consider in evaluating operating profit:	$980	$5,830
Excluding Special Items, operating profit would have been	$33,570	$29,570

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2014	2013
Net Income, as reported	$19,380	$14,040
Less: Net income attributable to noncontrolling interests	810	860
Net Income attributable to TriMas Corporation	18,570	13,180
After-tax impact of Special Items to consider in evaluating quality of net income:
Severance and business restructuring costs	670	4,200
Excluding Special Items, net income attributable to TriMas Corporation would have been	$19,240	$17,380

	Three months ended March 31,
	2014	2013
Diluted earnings per share attributable to TriMas Corporation, as reported	$0.41	$0.33
After-tax impact of Special Items to consider in evaluating quality of EPS:
Severance and business restructuring costs	0.02	0.11
Excluding Special Items, EPS would have been	$0.43	$0.44
Weighted-average shares outstanding for the three months ended March 31, 2014 and 2013	45,186,114	39,790,524